Exhibit 5.1

|Rutan & Tucker, LLP Letterhead|

January 22, 2004

Pro-Dex, Inc.
151 E. Columbine Avenue
Santa Ana, California 92707

Ladies and Gentlemen:

At your request, we have examined the form of Registration Statement on Form S-8 (the "Registration Statement") to be filed by Pro-Dex, Inc., a Colorado corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of up to 2,000,000 shares of common stock, no par value per share, of the Company (the "Shares"). A total of 1,500,000 of the Shares are to be sold by the Company upon the exercise of stock options to be granted by the Company under its 2004 Stock Option Plan and a total of 500,000 of the Shares are to be sold by the Company upon the exercise of stock options to be granted by the Company under its 2004 Directors' Stock Option Plan. The Shares will be offered and sold pursuant to the Company's Registration Statement to be filed with the Commission.

We are familiar with the proceedings taken and proposed to be taken in connection with the issuance and sale of the securities in the manner set forth in the Registration Statement. Subject to completion of the proceedings contemplated in connection with the foregoing matters, we are of the opinion that all of the Shares to be sold pursuant to the Registration Statement have been duly authorized and, when issued and sold in the manner set forth in the Registration Statement will, upon such issuance and sale, be validly issued, fully paid and nonassessable.

This opinion is limited to the Colorado Business Corporation Act ("CBCA"), including the statutory provisions of the CBCA, all applicable provisions of the Constitution of the State of Colorado and all reported judicial decisions interpreting these laws, and federal law, exclusive of state securities and blue sky laws, rules and regulations.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Securities and Exchange Commission.

Respectfully submitted,

/s/ RUTAN & TUCKER, LLP